Exhibit 99.1

LORAL
Space & Communications
--------------------------------------------------------------------------------
     600 Third Avenue
   New York, NY 10016

FOR IMMEDIATE RELEASE                                                       NEWS

                                                        Contact: Jeanette Clonan
                                                                   John McCarthy
                                                                  (212) 697-1105


                    LORAL REPORTS SECOND QUARTER 2003 RESULTS

NEW YORK - August 15, 2003 - Loral Space & Communications (OTCBB: LRLSQ) yesterday filed its quarterly report on Form 10Q with the Securities and Exchange Commission in which it reported financial results for the periods ended June 30, 2003.

The results reflect the adverse economic conditions that continue to negatively affect the satellite industry, in particular the satellite manufacturing sector. For the three months ended June 30, 2003, revenues as reported were $143 million, compared with $316 million for the same period in 2002. Sales at Loral's satellite manufacturing business before eliminations were $81 million in the second quarter versus $250 million a year earlier. Fixed satellite services
(FSS) revenues for the quarter were $73 million, compared to $103 million in the year earlier quarter.

For the second quarter 2003, Loral reported a net loss applicable to common shareholders of $99 million, compared with a net loss applicable to common shareholders of $69 million in last year's quarter.

Loral ended the quarter with $128 million in cash. Net cash provided by operating activities in the second quarter was $78 million.

In the second quarter, FSS had operating income before depreciation and amortization of $44 million, compared with $60 million in the year ago quarter. Depreciation and amortization in the second quarter was $37 million, compared with $38 million in the quarter last year. As a result, FSS operating income was $7 million, compared with $22 million in the second quarter of 2002. FSS second

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quarter 2003 results include a $9 million gain on an insurance settlement.

Space Systems/Loral (SS/L) had an operating loss before depreciation and amortization in the second quarter of $89 million, compared with operating income before depreciation and amortization of $10 million in the second quarter of 2002. Depreciation and amortization in the quarter was $7 million, compared with $10 million in the year ago quarter. As a result, SS/L had an operating loss of $96 million in the second quarter, compared to breakeven operating income in the year ago quarter. SS/L's results for the second quarter 2003 include $72 million of charges, which are primarily due to the absence of new orders at SS/L.

On July 15, 2003, Loral reached an agreement to sell its six North American telecommunications satellites to Intelsat for up to $1.1 billion in cash. Also on July 15, 2003, in conjunction with this sale and to facilitate the transfer of these assets without encumbrances, Loral and certain of its subsidiaries filed voluntary petitions under Chapter 11 of the United States Bankruptcy Code.

Further details on the company's financial results for the second quarter and first half of 2003 are available in Loral's 10Q statement available via the company's web site at www.loral.com.

Loral Space & Communications is a satellite communications company. It owns and operates a global fleet of telecommunications satellites used by television and cable networks to broadcast video entertainment programming, and by communications service providers, resellers corporate and government customers for broadband data transmission, Internet services and other value-added communications services. Loral is also a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management.

                                      # # #

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Loral Space & Communications Ltd. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made by the company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions, which have been described in the section of the company's annual report on Form 10-K for the fiscal year ended December 31, 2002, entitled "Certain Factors That May Affect Future Results," and the company's other filings with the Securities and Exchange Commission. The reader is specifically referred to these documents.